                                                                       EXHIBIT 5

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

         THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement"), dated as of December 15, 2003, is by and among Enterprise Products Partners L.P., a Delaware limited partnership ("Enterprise"), El Paso Corporation, a Delaware corporation ("El Paso"), Sabine River Investors I, L.L.C., a Delaware limited liability company ("SRI I"), Sabine River Investors II, L.L.C., a Delaware limited liability company ("SRI II") and El Paso EPN Investments, L.L.C., a Delaware limited liability company ("El Paso EPN Investments" and, together with SRI I and SRI II, the "Unitholders").

         WHEREAS, GulfTerra Energy Partners, L.P., a Delaware limited partnership ("GulfTerra") and Enterprise have entered into a Merger Agreement, dated as of December 15, 2003, by and among GulfTerra, GulfTerra Energy Company, L.L.C., Enterprise, Enterprise Products GP, LLC and Enterprise Products Management LLC (the "Merger Agreement"); and

         WHEREAS, each of the Unitholders is the beneficial owner of that number of units representing limited partner interests in GulfTerra (generically, the "Units") set forth opposite such Unitholder's name on Annex A hereto (the Units owned by each such Unitholder, together with any additional Units of GulfTerra acquired after the date hereof, being collectively referred to herein as such Unitholder's "Subject Units"); and

         WHEREAS, as a condition to the willingness of Enterprise to enter into the Merger Agreement, and as an inducement to it to do so, each of the Unitholders has agreed for the benefit of Enterprise as set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I
                           VOTING AGREEMENT AND PROXY

         Section 1.1. Agreement to Vote. At any meeting of the holders of GulfTerra's Units held prior to the termination of this Agreement pursuant to
Section 2.11 hereof (the "Termination Date"), however called, and at every adjournment or postponement thereof prior to the Termination Date, each Unitholder shall vote or cause to be voted the Subject Units held by such Unitholder (a) in favor of (i) the adoption of the Merger Agreement by GulfTerra, (ii) the merger (the "Merger") and other transactions contemplated by the Merger Agreement, and (iii) any actions required in furtherance of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any Possible Alternative (as defined in the Merger Agreement), (ii) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of a GulfTerra Party under the Merger Agreement or that is reasonably likely to result in any of the conditions to the obligations of GulfTerra under the Merger Agreement not being fulfilled, or (iii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated.


1450079.DOC

         Section 1.2. Irrevocable Proxy. In order to better effect the provisions of Section 1.1 hereof, each of the Unitholders hereby appoints _______ and _________, and each of them, as the proxy of such Unitholder, each with full power of substitution and resubstitution, to vote the Subject Units held by such Unitholder at any meeting of the holders of Units of GulfTerra held prior to the Termination Date, however called, and at every adjournment or postponement thereof prior to the Termination Date, and to execute any written consent of such Unitholder in lieu of any such meeting, with the same force and effect as such vote would have if the Unitholder were personally present at such meeting or signed such consent, in all cases, however, in accordance with the terms of Section 1.1 hereof. This proxy, being coupled with an interest, is irrevocable.

         Section 1.3. Proxies and Voting Agreements. Each of the Unitholders hereby revokes any and all previous proxies (other than the proxy granted pursuant to Section 1.2 hereof) granted with respect to the Subject Units held by such Unitholder. Prior to the Termination Date, such Unitholder agrees not to, directly or indirectly, with respect to the Subject Units held by such Unitholder (a) grant any proxies or powers of attorney (except pursuant to Section 1.2 hereof), (b) deposit any of such Units into any voting trust or (c) enter into any other voting agreement or understanding.

         Section 1.4. Transfer of Units by the Unitholders. Prior to the Termination Date, each of the Unitholders agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Units held by such Unitholder.

         Section 1.5. Agreement of El Paso. El Paso shall cause each of the Unitholders to perform its obligations under this Agreement.

         Section 1.6. Unitholders Representations and Warranties. Each Unitholder represents and warrants to Enterprise that (i) the Unitholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement and neither the execution and delivery of this Agreement nor the consummation by the Unitholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Unitholder is party or by which the Unitholder is bound, (ii) consummation by the Unitholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of law applicable to the Unitholder, (iii) there are no outstanding options, warrants or rights to purchase or acquire, proxies, powers-of-attorney or voting agreements relating to the Subject Units, other than this Agreement, (iv) such Subject Units constitute all of the securities of the Unitholder owned beneficially or of record by the Unitholder on the date hereof and (v) the Unitholder has the present power and right to vote all of the Subject Units as contemplated herein.

                                   ARTICLE II
                                  MISCELLANEOUS

Section 2.1. Further Assurances. From time to time, at the reasonable request of Enterprise, each of the other parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         Section 2.2. Specific Performance. Each of the Unitholders agrees that Enterprise would be irreparably damaged if for any reason such Unitholder fails to perform any of its obligations under this Agreement, and that Enterprise would not have an adequate remedy at law for money damages in such event. Accordingly, Enterprise shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by such Unitholder. This provision is without prejudice to any other rights that Enterprise may have against such Unitholder for any failure to perform its obligations under this Agreement.

         Section 2.3. Notices. All notices to be given pursuant hereto shall be given in accordance with Section 10.1 of the Merger Agreement.

         Section 2.4. Definitions and Interpretation. Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section 1.2 of the Merger Agreement shall govern the interpretation hereof.

         Section 2.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

         Section 2.6. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns and any transferee of any Unitholder's Subject Units. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

         Section 2.7. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would require the application of another state's law.

         Section 2.8. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 2.9. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

         Section 2.10. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

         Section 2.11. Termination. This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the Effective Time and
(ii) the termination of the Merger Agreement in accordance with its terms.

                            [Signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                        ENTERPRISE PRODUCTS PARTNERS L.P.

                                        By: Enterprise Products GP, LLC,
                                            its general partner


                                             By: /s/ Michael A. Creel
                                                --------------------------------
                                                Name:  Michael A. Creel
                                                Title: Executive Vice President


                                        EL PASO CORPORATION

                                        By: /s/ John Hopper
                                           -------------------------------------
                                           John Hopper
                                           Vice President


                                        SABINE RIVER INVESTMENTS I, L.L.C.

                                        By: /s/ John Hopper
                                           -------------------------------------
                                           John Hopper
                                           Vice President


                                        SABINE RIVER INVESTMENTS II, L.L.C.

                                        By: /s/ John Hopper
                                           -------------------------------------
                                           John Hopper
                                           Vice President


                                        EL PASO EPN INVESTMENTS, L.L.C.

                                        By: /s/ John Hopper
                                           -------------------------------------
                                           John Hopper
                                           Vice President

                                     ANNEX A

                                      UNITS

                                               NUMBER OF GULFTERRA         NUMBER OF GULFTERRA
            UNITHOLDER                             COMMON UNITS               SERIES C UNITS
            ----------                         -------------------         -------------------
Sabine River Investments I, L.L.C.                  8,262,902                           --

Sabine River Investments II, L.L.C.                 2,821,343                           --

El Paso EPN Investments, L.L.C.                                                 10,937,500


     Total Units                                   11,084,245                   10,937,500